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                     June 1, 2023

       Gregory Schiffman
       Chief Financial Officer
       Absci Corp
       18105 SE Mill Plain Blvd
       Vancouver, Washington 98683


                                                        Re: Absci Corp
                                                            Form 10-K for the
Fiscal Year End December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-40646

       Dear Gregory Schiffman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services